UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 2, 2015

POWIN CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-54015	87-0455378
State or other jurisdiction	Commission File Number	IRS Employer
incorporation	Identification No.

20550 SW 115th Ave. Tualatin, OR 97062
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (503) 598-6659

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1-	Registrant’s Business and Operations
Item 1.01	Entry into a Material Definitive Agreement

Effective April 2, 2015, Powin Corporation and its wholly-owned subsidiary, Powin Energy Corporation (collectively “Powin”) and SF Suntech, Inc. (“Suntech”) signed a Fourth Supplemental Agreement (“Supplement”) to the Share Subscription Agreement dated August 8, 2014 (“Subscription Agreement”) which was  previously disclosed in the report on Form 8-K filed by Powin on August 8, 2015.

Under the Supplement, the First Closing Date of the Subscription Agreement was April 2, 2015 (“First Closing”) at which time Suntech made a payment to Powin in the amount of $7,450,000. That payment plus the previous payments of $3 million on August 29, 2014; $2 million on January 15, 2015 and $50,000 on March 2, 2015 represent a total $12,500,000 paid toward the full $25 million owing under the Subscription Agreement.   Powin issued 2,143 shares of Powin Energy Common Stock to Suntech for the $12,500,000 made investment to date.

The Supplement further establishes the Second Closing Date of the Subscription Agreement as May 31, 2015 ( “Second Closing”) when the balance of $12,500,000 is to be paid. If that payment is made, Powin will issue to Suntech an additional 2,143 shares of Powin Energy Common Stock.  In the event Suntech is unable or unwilling to pay the remaining subscription balance, Powin will be free to sell the 2,143 shares to another purchaser for the same price per share as paid by Suntech.

Powin Energy Corporation is authorized by Suntech to make a payment of $1,500,000 to Powin Corporation from the proceeds of the First Closing as an additional payment against the remaining $4,000,000 outstanding obligation owing by Powin Energy to Powin Corporation. This will leave a balance owing by Powin Energy to Powin Corporation of approximately $2,500,000 which will be repaid from the proceeds of the Second Closing, if Suntech is able to complete its subscription commitment, or from the proceeds of a subscription commitment from another purchaser of Powin Energy’s Common Stock.

Section 9-	Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Fourth Supplemental Agreement dated April 2, 2015.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWIN CORPORATION
Dated: April 6, 2015	by: /s/ Joseph Lu
President and Chief Executive Officer